Exhibit 99.1

Item 6.     Selected Financial Data

Hilton Worldwide Holdings Inc. (together with its subsidiaries, "we" or "our") derived the selected statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the selected balance sheet data as of December 31, 2016 and 2015 from our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K. All periods presented have been restated to reflect the combined results of operations and financial position of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. as discontinued operations as a result of the January 3, 2017 spin-offs of these businesses (the "spin-offs"). The selected statement of operations data for the years ended December 31, 2013 and 2012 and the selected balance sheet data as of December 31, 2014, 2013 and 2012 were derived from unaudited consolidated financial statements, adjusted to reflect the spin-offs, that are not included in this Current Report on Form 8-K.

The selected financial data below should be read together with "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Part II—Item 8. Financial Statements and Supplementary Data" included as Exhibits 99.2 and 99.3, respectively, to this this Current Report on Form 8-K. Our historical results are not necessarily indicative of the results expected for any future period.

	As of or for the year ended December 31,
	2016	2015	2014	2013	2012
	(in millions, except per share data)
Selected Statement of Operations Data:
Total revenues	$7,382	$7,133	$6,688	$6,210	$5,930
Operating income	952	900	703	298	438
Income (loss) from continuing operations, net of taxes	(8)	881	179	(2)	(47)

Net income (loss) from continuing operations per share(1)
Basic	$(0.05)	$2.67	$0.53	$(0.14)	$(0.17)
Diluted	(0.05)	2.66	0.53	(0.14)	(0.17)

Cash dividends declared per share(1)	$0.84	$0.42	$—	$—	$—

Selected Balance Sheet Data:
Total assets(2)	$26,211	$25,622	$26,001	$26,410	$27,043
Long-term debt(2)(3)	6,616	5,894	6,696	7,723	15,772
____________

(1)
Weighted average shares outstanding used in the computation of basic and diluted net income (loss) from continuing operations per share and cash dividends declared per share were adjusted to reflect the 1-for-3 reverse stock split that occurred on January 3, 2017.

(2)	All periods presented reflect the adoption of Accounting Standards Updates No. 2015-03 and No. 2015-15.

(3)	Includes current maturities and is net of unamortized deferred financing costs and discount. Also includes capital lease obligations and debt of consolidated variable interest entities.

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